Exhibit 99.1

P.O. Box 717	Pittsburgh, PA 15230-0717 (412) 787-6700

From:	Gail A. Gerono
Vice President, Investor Relations
412 787-6795

— NEWS RELEASE –

CALGON CARBON ANNOUNCES FOURTH QUARTER RESULTS

Board Declares Dividend

PITTSBURGH, PA – February 7, 2005 – Calgon Carbon Corporation (NYSE: CCC) announced results for the fourth quarter ended December 31, 2004.

Sales for the fourth quarter were $85.2 million versus fourth quarter 2003 sales of $69.6 million, an increase of 22.4%. Foreign currency translation had a $2.4-million positive effect on sales for the quarter due to the stronger Euro and the British Pound Sterling.

Operating income for the fourth quarter of 2004 was $1.8 million versus $1.5 million for the comparable period in 2003, an increase of 20.3%. Net income for the fourth quarter of 2004 was $0.9 million, as compared to $2.0 million for the fourth quarter of 2003, a 54.6% decrease. Fully diluted earnings per share for the fourth quarter of 2004 were $0.02, as compared to $0.05 for the fourth quarter of 2003.

For the fourth quarter of 2004, sales from the Activated Carbon and Service segment increased 18.8% versus the comparable period in 2003 due to increased demand for specialty carbons used in respirators and for service in the environmental water treatment market. Equipment sales increased 41.7% in the fourth quarter of 2004 as compared to the fourth quarter of 2003 due to higher sales of solvent recovery systems. An 18.1% increase in Consumer sales for the fourth quarter of 2004 was primarily due to increased seasonal demand for PreZerve® products for tarnish prevention. Sales of activated carbon cloth and charcoal also showed increases over the comparable period in 2003.

Consolidated gross profit before depreciation and amortization as a percentage of net sales was 28.6%, versus 28.8% for the fourth quarter of 2003. The slight decline in margin was primarily attributable to lower-margin equipment sales.

Operating expenses for the fourth quarter of 2004, including $1.9 million related to the former Specialty Products Division of Waterlink, Inc. (Waterlink) which Calgon Carbon acquired in February 2004, increased 26.5%. Excluding Waterlink, operating expenses increased 11.5% quarter-over-quarter. The increase was due to additional investment to further develop the company’s ultraviolet light disinfection product line; higher legal expenses related to enforcing its UV patent; consulting fees for Sarbanes-Oxley compliance; and higher integration costs related to the Waterlink acquisition.

A tax benefit of $0.4 million was recorded in the fourth quarter of 2004 to bring the company’s overall annual effective tax rate to 2.8%. The tax benefit primarily related to an exclusion provided under U.S. income tax laws on certain foreign trading gross receipts.

Sales for the twelve months ended December 31, 2004, were $336.6 million versus $278.3 million for the twelve months ended December 31, 2003, an increase of 20.9%. For the year, foreign currency translation had a positive impact of $10.8 million on sales.

For the twelve months ended December 31, 2004, the company reported net income of $5.9 million, versus $4.5 million for the comparable period of 2003, an increase of 31.3%. Earnings per share on a diluted basis for the 12 months ended December 31, 2004 were $0.15, versus $0.11 for the comparable period in 2003.

Calgon Carbon’s board of directors declared a dividend of $0.03 per share. Dividends will be payable to shareholders of record as of February 23, 2005 and will be payable on March 9, 2005.

Commenting on the results, John Stanik, president and chief executive officer of Calgon Carbon, said, “The fourth quarter included some significant, atypical costs that masked the true performance of the business. While earnings for the fourth quarter of 2004 were below 2003’s fourth quarter earnings, I am pleased with the significant improvement in both quarter-over-quarter and year-over-year operating income, and I am convinced we are on a positive track.”

Mr. Stanik continued, “In 2004, we dealt with the continuing challenges of competitive price pressure and rising costs. More importantly, significant effort was devoted to establishing a direction for Calgon Carbon that should result in sustainable profit improvement in the future.”

To achieve that improvement, the company is implementing a series of changes to maximize margins by refocusing its commercial and logistical strategies; adjusting its asset and administrative cost base; and initiating the process of divesting certain non-core assets.

Calgon Carbon will incur a charge of $4-to-$5 million related to these changes during 2005, the majority in the first quarter. However, when the program is fully implemented, operating income is expected to improve by approximately $10 million on an annualized basis.

Mr. Stanik concluded, “We will continue to analyze the outlook for our businesses and make changes as required to achieve maximum performance levels. We enter 2005 a stronger company, and I believe that the actions we are taking will result in improved profitability and a more intense focus on our core businesses.”

Calgon Carbon Corporation, headquartered in Pittsburgh, Pennsylvania, is a global leader in services and solutions for making air and water cleaner and safer. The company employs approximately 1,200 people at 18 operating facilities and 27 sales and service centers worldwide.

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. This document contains certain statements that are forward-looking relative to the company’s future strategy and performance. They involve known and unknown risks and uncertainties that may cause the company’s actual results in future periods to be materially different from any future performance.

Calgon Carbon Corporation

Condensed Consolidated Statement of Income

(Dollars in thousands except per share data)

(Unaudited)

	Quarter Ended December 31,		Twelve Months Ended December 31,
	2004	2003	2004	2003
Net Sales	$85,201	$69,624	$336,567	$278,322

Cost of Products Sold	60,829	49,578	240,452	195,113
Depreciation and Amortization	6,327	5,255	23,139	19,789
Selling, Administrative & Research	16,285	12,876	62,114	55,826
Restructuring Charge	—	452	—	452

	83,441	68,161	325,705	271,180

Income from Operations	1,760	1,463	10,862	7,142
Interest Income (Expense) - Net	(809)	(283)	(2,712)	(1,555)
Equity Income in Calgon Mitsubishi Chemical Corporation	152	391	1,000	429
Other Income (Expense) - Net	(575)	(155)	(3,158)	(1,646)

Income Before Income Taxes and Minority Interest	528	1,416	5,992	4,370
Provision (benefit) for Income Taxes	(376)	(586)	170	64

Income Before Minority Interest	904	2,002	5,822	4,306
Minority Interest	18	31	66	179

Net Income	$922	$2,033	$5,888	$4,485

Net Income per Common Share
Basic and Diluted	$.02	$.05	$.15	$.11
Weighted Average Shares Outstanding (Thousands)
Basic	39,103	39,006	39,054	39,000
Diluted	39,771	39,258	39,456	39,157

Calgon Carbon Corporation

Condensed Consolidated Balance Sheet

(Dollars in thousands)

(Unaudited)

	December 31, 2004	December 31, 2003
ASSETS
Current assets:
Cash and cash equivalents	$8,780	$8,954
Receivables	61,598	46,133
Inventories	64,843	51,811
Other current assets	23,874	24,210

Total current assets	159,095	131,108
Property, plant and equipment, net	129,285	128,956
Other assets	75,518	42,131

Total assets	$363,898	$302,195

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Short-term debt	$—	$604
Other current liabilities	63,376	51,851

Total current liabilities	63,376	52,455
Long-term debt	84,600	53,600
Other liabilities	48,018	33,988

Total liabilities	195,994	140,043
Minority interest	—	279
Total shareholders’ equity	167,904	161,873

Total liabilities and shareholders’ equity	$363,898	$302,195

Calgon Carbon Corporation

Segment Data

Segment Sales	4Q04	4Q03	YTD 2004	YTD 2003
Carbon and Service	61,626	51,855	245,500	212,186
Equipment	15,557	10,980	55,466	33,162
Consumer	8,018	6,789	35,601	32,974

Total Sales (thousands)	$85,201	$69,624	$336,567	$278,322

Segment Operating Income (loss)*	4Q04	4Q03	YTD 2004	YTD 2003
Carbon and Service	7,313	6,917	32,293	28,058
Equipment	(429)	468	(1,283)	(1,816)
Consumer	1,203	(215)	2,991	1,141

Total Income from operations (thousands)	$8,087	$7,170	$34,001	$27,383

*	Before depreciation, amortization, and restructuring charges